UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2020
MGIC Investment Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816		39-1486475
__________________________________ (State or other jurisdiction of incorporation)	_____________________ (Commission File Number)		____________________________ (I.R.S. Employer Identification No.)

250 E. Kilbourn Avenue	Milwaukee,	Wisconsin	53202
________________________________ (Address of principal executive offices)			___________ (Zip Code)

Registrant’s telephone number, including area code:	(414)	347-6480

Not Applicable
Former name or former address, if changed since last report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	MTG	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.
MGIC Investment Corporation (the “Company”) is filing this Current Report on Form 8-K to provide an update regarding certain developments relating to its business observed to date during the ongoing COVID-19 coronavirus pandemic (“COVID-19”). The COVID-19 situation is unprecedented and is changing at a rapid pace. Therefore, it is uncertain at this time what impact COVID-19 will have on the Company’s revenues, losses, expenses, required assets under PMIERs, statutory and GAAP capital, and liquidity, and that impact may be material. Consequently, the Company is withdrawing all guidance issued in its earnings release and on its earnings call on February 4, 2020, and in its Annual Report on Form 10‑K filed with the Securities and Exchange Commission on February 24, 2020.

Overview of Considerations. We expect that public and private sector initiatives to reduce the transmission of COVID-19, such as the imposition of restrictions on business activities, as well as COVID-19-related illnesses, will affect the number of new mortgages available for us to insure, the number of mortgages we have insured that will become delinquent, and, over time, the number of delinquencies that will result in claims that we must pay.

Mortgage delinquencies are affected by a variety of factors, including unemployment and rates of home price appreciation or depreciation. Whether delinquencies ultimately result in claims will also depend on a variety of factors, including the length of the COVID-19 outbreak, and forbearance and other initiatives put in place to assist homeowners. Among other factors, on March 18, 2020, it was announced that Fannie Mae and Freddie Mac (the “GSEs”), the primary purchasers of mortgages insured by the Company, suspended foreclosures and evictions for at least 60 days. Similarly, earlier in March, it was announced that the GSEs would provide payment forbearance to borrowers impacted by COVID-19. Forbearance allows for a mortgage payment to be suspended for up to 12 months due to hardship caused by COVID-19.

The Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was enacted on March 27, 2020. Among many other things, the CARES Act suspends foreclosures and evictions for at least 60 days from March 18, 2020, on mortgages purchased or securitized by the GSEs. In addition, the CARES Act provides for payment forbearance on such mortgages to borrowers experiencing a hardship during the COVID-19 emergency. Forbearance allows for a mortgage payment to be suspended for up to 360 days due to hardship caused by COVID-19. The CARES Act also provides for enhanced unemployment benefits, direct aid to individuals in the form of refundable tax credit rebates and increased flexibility under retirement plans.

Capital and Liquidity. Holding Company. As of March 25, 2020, our holding company held approximately $563 million of investments, cash and cash equivalents. In light of the uncertain market conditions caused by COVID-19, the Company has temporarily suspended stock repurchases.

The holding company currently has debt obligations of $815 million in aggregate principal amount, consisting of $425 million of Senior Notes due in 2023 and $390 million of Debentures due in 2063 (of which approximately $133 million is held by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the debt is approximately $60 million (of which approximately $12 million is paid to MGIC and is eliminated on the consolidated statement of operations).

MGIC. The financial requirements of the Private Mortgage Insurance Eligibility Requirements (“PMIERs”) of the GSEs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book of insurance in force and calculated from tables of factors with several risk dimensions, reduced for credit given for risk ceded under reinsurance agreements, and subject to a floor amount). As of December 31, 2019, MGIC's PMIERs Available Assets were approximately $1.2 billion above its Minimum Required Assets. During February and March 2020, that amount was reduced by the $390 million dividend paid to the holding company and a $50 million contribution of capital to a subsidiary of MGIC (such contribution reducing PMIERs Available Assets, but not statutory or GAAP capital). The amount of excess Available Assets is also impacted by cash flows from operations. As of December 31, 2019, MGIC’s risk-to-capital ratio was 9.7 to 1, below the maximum of 25 to 1 generally allowed by the jurisdictions with capital requirements, and its policyholder position was $3.0 billion above the required Minimum Policyholder Position of $1.7 billion.

The PMIERs require MGIC to maintain significantly more Minimum Required Assets for delinquent loans than for performing loans. Although loans currently under forbearance may not be reported as delinquent for credit reporting purposes, it is unclear as to how the GSEs will treat such loans for purposes of the PMIERs. If the loans are considered delinquent for the purposes of the PMIERs, it is unclear how the GSEs will calculate the additional Minimum Required Assets associated with delinquent mortgages that are subject to a COVID-19 forbearance. The GSEs have the ability to modify their requirements, as they have done, for example, for certain delinquent loans in areas that the Federal Emergency Management Agency has declared major disaster areas.

For the reasons described above, and given the rapid pace at which the COVID-19 situation is changing, it is not possible at this time to determine the impact COVID-19 will have on our PMIERs, statutory and GAAP capital positions.

As of December 31, 2019, approximately 87% of MGIC’s primary risk in force was covered by reinsurance transactions, including for the years shown in the table below.

	In force year
Loans Covered by Reinsurance	2019	2018	2017	2016	2015	2014	2013
Quota share reinsurance (%)	89.8	82.2	87.4	90.8	94.7	98.7	99.0
Excess-of-loss reinsurance (%)	14.1	99.2	90.9	53.5	0	0	0
Total loans covered by reinsurance (%)	91.1	99.8	96.4	95.5	94.7	98.7	99.0

The reinsurance coverage percentage is calculated as the risk in force on policies with reinsurance coverage divided by the total risk in force. The percentage of loans covered by reinsurance is determined prior to the application of reinsurance coverage percentages under the associated transactions.

The quota share reinsurance coverage percentages are 30% on 2017-2019 business and 15% for 2016 and prior years’ business. Our quota share reinsurance transactions typically have annual loss ratio caps of 300% and lifetime loss ratio caps of 200%.

For the reinsurance coverage periods associated with the excess of loss reinsurance, MGIC retains the first layer of the respective aggregate losses, and a special purpose insurer provides second layer coverage up to the outstanding reinsurance coverage amount. MGIC retains losses in excess of the outstanding reinsurance coverage amount. The aggregate excess of loss reinsurance coverage decreases over a ten-year period, subject to certain conditions, as the underlying covered mortgages amortize or are repaid, or mortgage insurance losses are paid.

The following table provides a summary of our excess of loss reinsurance agreements as of December 31, 2019.

(In thousands)		As of February 29, 2020
Issue Date	Policy Inforce Dates	Remaining First Layer Retention	Remaining Excess of Loss Reinsurance Coverages
2018	7/1/16-12/31/17	$167,464	$245,314
2019	1/1/18-3/31/19	$185,478	$247,276
Total		$352,942	$492,590

See our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2020 (our "10-K") for more details about our reinsurance coverage.

Operations

The Company has activated its business continuity program by transitioning to a work-from-home virtual workforce model with certain essential activities supported by limited staff in controlled office environments. This transition was made to responsibly provide for the safety of employees related to the COVID-19 pandemic and to continue to serve customers across our businesses. While we continue to maintain our full operations, it is uncertain what impact COVID-19-related illnesses may have on our operations in the future or the operations of servicers of the mortgages we insure.

Forward Looking Statements and Risk Factors

This report contains “forward-looking statements” within the meaning of federal securities laws.  Forward looking statements consist of statements which relate to matters other than historical fact, including statements related to effects on our business experienced to date or that could occur in the future as a result of the COVID-19 pandemic; delinquency and default trends; the status and impact of contingency plans; our liquidity and working capital; and similar statements concerning anticipated future events and expectations that are not historical facts.  In addition, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements, as are statements regarding matters that inherently refer to future events. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include the duration and scope of the COVID-19 pandemic and impact on the number of new mortgages issued and that we insure, on factors affecting mortgage delinquency rates, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting foreclosures or providing mortgage assistance; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, the housing market, and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key markets and a worsening of domestic economic conditions or low levels of economic growth; the effects of steps we have or may in the future take to reduce operating costs or improve our capital; competitive conditions in the industry; relationships with clients and mortgage originators; the availability of capital to finance new mortgages or refinance existing mortgages; and the availability and cost of reinsurance.  In addition, the effects of COVID-19, including actions taken by individuals, businesses, government agencies and others in response to COVID-19, may aggravate the impact on our business of the risk factors identified in our most recent annual report on Form 10-K.

The statements in this report are made as of March 27, 2020.  We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances that we learn about or that occur after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date:	March 27, 2020	By: \s\ Paula C. Maggio

Paula C. Maggio
Executive Vice President, General Counsel and Secretary